Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARLISLE COMPANIES INCORPORATED
CARLISLE COMPANIES INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.    The name of the corporation is CARLISLE COMPANIES INCORPORATED.
2.    The corporation was originally incorporated under the name CARLISLE COMPANIES, INC., and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 28, 1986.
3.    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
4.    The text of the corporation’s Certificate of Incorporation, as heretofore amended or supplemented or restated, is hereby amended and restated to read in its entirety as follows:
FIRST: The name of the corporation is: CARLISLE COMPANIES INCORPORATED (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, DE, New Castle County, 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:
To conduct any lawful business and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred and Five Million (205,000,000) shares, divided into two (2) classes as follows:
(i)    Two Hundred Million (200,000,000) shares, each to be of the par value of one dollar ($1.00), and to be designated as Common Stock; and,
(ii)    Five Million (5,000,000) shares, each to be of the par value of one dollar ($1.00), and to be designated as Preferred Stock.
B.    Each outstanding share of Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote, waiver, release or other action.
C.    Authority is hereby granted to the Board of Directors of the Corporation to adopt, from time to time, a resolution or resolutions providing for the issuance of shares of Preferred Stock in one or more series; and the Board of Directors is hereby expressly granted and vested with the authority to determine and to fix with respect to each series of Preferred Stock any or all of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of such Preferred Stock, including, but not limited to, the determination of the following:
(i)    the distinctive designation of such series of Preferred Stock and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

(ii)    the rate of dividends, if any, payable on the shares of such series of Preferred Stock, the conditions upon which and the dates when such dividends shall be payable, whether such dividends shall be cumulative (and, if so, from which date or dates), and whether payable in preference to dividends payable on any other class or classes of stock or on any other series of Preferred Stock;
(iii)    whether or not the shares of such series of Preferred Stock shall have voting powers, and, if voting powers are granted, the extent of such voting powers;
(iv)    whether or not the shares of such series of Preferred Stock shall be redeemable and, if so, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(v)    whether or not the shares of such series of Preferred Stock shall be entitled to the benefit of a retirement fund or sinking fund, and, if so, the terms and conditions of such fund;
(vi)    whether or not the shares of such series of Preferred Stock shall be convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or of any other series of Preferred Stock and, if made so convertible or exchangeable, the time or times, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(vii)    the rights of the holders of the shares of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up, or merger, consolidation or distribution or sales of assets of the Corporation;
(viii)    the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation of Common Stock or of any other class of stock or other series of Preferred Stock of the Corporation ranking junior to the shares of such series of Preferred Stock as to dividends or on liquidation;
(ix)    the conditions and restrictions, if any, on the creation of indebtedness of the Corporation or any subsidiary or on the authorization or issue of any additional stock of the Corporation ranking on a parity with or prior to the shares of such series of Preferred Stock as to dividends or on liquidation; and,
(x)    any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.
D.    Subject to the foregoing, the authorized shares of stock of any class of the Corporation may be issued by the Corporation from time to time and for such consideration, not less than the par value thereof, and upon such terms as may be fixed from time to time by the Board of Directors, and any and all shares so issued, the full consideration for which shall have been paid or delivered, shall be deemed fully-paid and non-assessable stock and shall not be liable to any further call or assessment thereon.
E.    The holders of stock, as such, of any class of the Corporation shall have no preemptive or preferential right to purchase or subscribe for any part of the unissued capital stock of the Corporation of any class or for any new issue of stock of any class, whether now or hereafter authorized or issued, or to purchase or subscribe for any bonds or other obligations, whether or not convertible into stock of any class of the Corporation, now or hereafter authorized or issued other than such, if any, as the Board of Directors of the Corporation from time to time may fix pursuant to the authority hereby conferred by the Amended and Restated Certificate of Incorporation of the Corporation (“Certificate of Incorporation”); and the Board of Directors may issue stock of the Corporation, or securities or obligations convertible into stock, without offering such issue of stock or such securities or obligations, either in whole or in part, to the stockholders of the Corporation.
F.    Subject to any limitations contained in the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled to receive, when and as declared by the

Board of Directors out of the assets of the Corporation which are by law available therefor, dividends payable in cash, in property or in shares of Common Stock. No dividends, other than dividends payable only in shares of Common Stock of the Corporation, shall be paid on Common Stock if cash dividends in full to which all outstanding shares of Preferred Stock of all series shall then be entitled for the then current dividend period and (where such dividends are cumulative) for all past dividend periods shall not have been paid or declared and set apart in full.
G.    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and of the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Corporation. Neither a consolidation nor a merger of the Corporation with or into any other corporation; nor a merger of any other corporation with or into the Corporation; nor a reorganization of the Corporation; nor the purchase or redemption of all or part of the outstanding shares of stock of any class or classes of the Corporation; nor the sale or transfer of the property and business of the Corporation as, or substantially as, an entity shall be considered a liquidation, dissolution or winding-up of the Corporation for purposes of the preceding sentence.
FIFTH: A. (i) Except as otherwise provided in this Certificate of Incorporation or the General Corporation Law of the State of Delaware, the business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number as may be fixed, from time to time, by the By-Laws of the Corporation; but not less than three (3). Effective on the filing in Delaware of an amendment setting forth this amended Article FIFTH A., the directors shall be divided into three classes, as nearly equal in number as possible. The directors serving at such time shall designate individual directors as the initial members of such classes, with the term of office of the first class to expire at the 1992 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1993 Annual Meeting of Stockholders and the term of office of the third class to expire at the 1994 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following the initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.
(ii)    Subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the shares of the Corporation entitled to vote for the election of directors; provided, however, that if there is a Substantial Stockholder (as defined in Article SEVENTH), such sixty-six and two-thirds percent (66 2/3%) vote must include the affirmative vote of at least fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors held by stockholders other than the Substantial Stockholders. For purposes of this Article FIFTH, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation.
(iii)    Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires.
B.    In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware and by any other provision of this Certificate of Incorporation, the Board of Directors is expressly authorized:
(i)    to adopt, alter, amend and rescind the By-Laws of the Corporation;
(ii)    to direct and to determine the use and disposition of any net assets in excess of capital or any surplus or net profits arising from the business of the Corporation; to set apart out of any funds of the

Corporation available for dividends a reserve or reserves for any appropriate purpose; and to abolish any such reserve; and,
(iii)    to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, however, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-Laws of the Corporation.
C.    Election of directors shall be by ballot whenever requested by a majority of the persons entitled to vote and present at any meeting of the stockholders of the Corporation but unless so requested may be held in any way approved at the stockholders’ meeting.
D.    Nominations for the election of directors may be made by the Board of Directors or any committee thereof or by any stockholder of the Corporation entitled to vote generally in the election of directors. Nominations other than those made by the Board of Directors or a committee thereof shall be made in accordance with the provisions of the By-Laws of the Corporation.
SIXTH: No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders of the Corporation to take any such action by means of a consent or consents in writing, without a meeting, is specifically denied.
SEVENTH: A. In addition to any affirmative vote required by law or under any other provision of this Certificate of Incorporation, and except as otherwise expressly provided in subparagraph B of this Article SEVENTH, any Business Combination (as hereinafter defined) with respect to a Substantial Stockholder (as hereinafter defined) shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article SEVENTH as one class (“Voting Shares”). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.
B.    The provisions of subparagraph A of this Article SEVENTH shall not be applicable to a Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if:
1.    A definitive agreement or other arrangement to effectuate the Business Combination was approved by a majority of the directors of the Corporation at a time when the Substantial Stockholder who is a party to the Business Combination was not the Beneficial Owner (as hereinafter defined) of five percent (5%) or more of the outstanding Voting Shares of the Corporation; or
2.    The Business Combination is approved by a majority of the Continuing Directors (as hereinafter defined); such approval shall be made by a majority of the Continuing Directors even if such majority does not constitute a quorum of the members of the Board of Directors then in office and shall be in addition to any other approval of the Corporation’s Board of Directors required by law and any other provision of this Certificate of Incorporation; or
3.    All of the following conditions shall have been satisfied:
(a)    The aggregate amount of the cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of the property, securities or other consideration (including, without limitation, shares of stock of the Corporation retained by its existing Public Stockholders (as hereinafter defined) in the event of a Business Combination in which the Corporation is the surviving corporation) to be received per share by holders of the Corporation’s Common Stock in such Business Combination is not less than the higher of:

(i)    the price per share equal to the Fair Market Value per share of such Common Stock immediately prior to the announcement of such Business Combination; or
(ii)    the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Substantial Stockholder for any shares of Common Stock acquired by it, regardless of whether the shares were purchased before or after the Substantial Stockholder became a Substantial Stockholder;
provided, however, that as used in the foregoing calculations, all prices per share shall be adjusted to reflect any subsequent stock splits, stock dividends or other similar corporate actions;
(b)    The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of the property, securities or other consideration (including, without limitation, shares of stock of the Corporation retained by its existing Public Stockholders in the event of a Business Combination in which the Corporation is the surviving corporation) to be received per share by holders of the Corporation’s Preferred Stock in such Business Combination is not less than the highest of:
(i)    the price per share equal to the Fair Market Value per share of such Preferred Stock immediately prior to the announcement of such Business Combination;
(ii)    the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Substantial Stockholder for any shares of Preferred Stock acquired by it, regardless of whether the shares were purchased before or after the Substantial Stockholder became a Substantial Stockholder; or
(iii)    the highest preferential amount per share to which the holders of such Preferred Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event;
provided, however, that as used in the foregoing calculations, all prices per share shall be adjusted to reflect any subsequent stock splits, stock dividends or other similar corporate actions.
The provisions of this section 3(b) shall apply with respect to every series of outstanding Preferred Stock, whether or not the Substantial Stockholder has previously acquired any such Preferred Stock;
(c)    The consideration to be received by holders of a particular class of outstanding stock in such Business Combination shall be in the same form and of the same kind as the consideration paid by the Substantial Stockholder in acquiring the shares of such class of stock already owned by it. If the Substantial Stockholder has purchased shares of such class of stock with varying forms of consideration, the form of consideration for such class of stock to be paid in the Business Combination shall be either cash or, at the election of a majority of the Continuing Directors, the form previously used by such Substantial Stockholder to acquire the largest number of shares of such class of stock. If the Business Combination is of a type which does not involve the payment of any consideration to such holders, then this section 3 of subparagraph B shall not be applicable, and such Business Combination shall be required to satisfy the provisions of either section 1 or section 2 of this subparagraph B or the provisions of subparagraph A;
(d)    After a Person (as hereinafter defined) has become a Substantial Stockholder and prior to the consummation of the Business Combination:
(i)    the proportion of Continuing Directors on the Board shall at all times be at least equal to the proportion that the Voting Shares owned by Public Stockholders bears to all outstanding Voting Shares;

(ii)    except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full dividends (whether cumulative or not) on the outstanding Preferred Stock or any class or series of stock having a preference over Common Stock as to dividends or upon liquidation;
(iii)    there shall have been: (a) no reduction in the rate of dividends payable on Common Stock except as necessary to reflect any subdivision of Common Stock, or except as necessary to comply with a restrictive covenant in a loan or similar agreement or to ensure that a quarterly dividend payment does not exceed 6.25% of the net income of the Corporation for the four full consecutive fiscal quarters immediately preceding the declaration date of such dividend, or except as may be approved by a majority of the Continuing Directors; and (b) an increase in such rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such rate is approved by a majority of the Continuing Directors;
(iv)    except as approved by a majority of the Continuing Directors, there shall have been no amendment to any trust or other agreement with respect to any employee savings, stock, pension or other benefit plan the effect of which is to change in any manner the provisions governing the voting of any of the Corporation’s stock in such plan; and,
(v)    the Substantial Stockholder shall not have: (a) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance, or tax credits or other tax advantages provided by the Corporation; (b) made any major change in the Corporation’s business or equity capital structure without the unanimous approval of the Continuing Directors; or (c) used any asset of the Corporation as collateral, or compensating balances, directly or indirectly, for any obligation of such Substantial Stockholder; and,
(e)    A proxy or information statement responsive to the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall have been mailed to all holders of Voting Shares at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). Such proxy statement shall contain:
(i)    at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may choose to state; and,
(ii)    if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking or appraisal firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the Public Stockholders (such investment banking or appraisal firm to be: (a) selected by a majority of the Continuing Directors; (b) a firm which has not previously been associated with or rendered services to or acted as manager of an underwriting or as agent for the Substantial Stockholder; (c) furnished with all information it reasonably requests; and (d) paid a reasonable fee for its services upon receipt by the Corporation of such opinion).
C.    For purposes of this Certificate of Incorporation:

1.    A “Person” shall mean any individual, firm, corporation, partnership, trust or entity.
2.    The term “Business Combination” shall mean:
(a)    any merger, consolidation or share exchange of the Corporation or any subsidiary thereof with or into (i) a Substantial Stockholder or (ii) any other corporation (whether or not itself a Substantial Stockholder) which is, or after such merger, consolidation or share exchange would be, an Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of a Substantial Stockholder; in each case irrespective of which corporation or entity is the surviving entity;
(b)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to a Substantial Stockholder, or any Affiliate or Associate thereof, of all or substantially all of the assets of the Corporation;
(c)    the issuance or transfer by the Corporation or any subsidiary thereof (in one transaction or a series of transactions) of any securities of the Corporation or any subsidiary thereof to any Substantial Stockholder or an Affiliate or Associate thereof (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation) in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any subsidiary thereof which were not acquired by such Substantial Stockholder (or such Affiliate or Associate) from the Corporation or such subsidiary;
(d)    the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Substantial Stockholder or any Affiliate or Associate thereof;
(e)    any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its subsidiaries, or any other transaction (whether or not with or into or otherwise involving a Substantial Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation, or any subsidiary thereof, of which any Substantial Stockholder, or any Affiliate or Associate thereof, is the Beneficial Owner; or
(f)    any agreement, contract or other arrangement providing for or resulting in any of the transactions described herein.
3.    “Substantial Stockholder” shall mean any Person (other than the Corporation or any subsidiary thereof and other than any profit-sharing, employee stock ownership, or other employee benefit plan of the Corporation or such subsidiary, or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:
(a)    is the Beneficial Owner of not less than fifteen percent (15%) of the Voting Shares;
(b)    is an Affiliate or Associate of the Corporation and at any time within two (2) years prior to the date in question was the Beneficial Owner of not less than fifteen percent (15%) of the then outstanding Voting Shares; or
(c)    is an assignee of or has otherwise succeeded to any shares of capital stock of the Corporation which any Substantial Stockholder was the Beneficial Owner of at any time within two (2) years prior to the date in question, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
For purposes of determining whether a Person is a Substantial Stockholder within the meaning hereof, the number of Voting Shares deemed to be outstanding shall include shares deemed owned through application of this section but shall not include any other Voting Shares that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
4.    A Person shall be the “Beneficial Owner” of any Voting Shares:
(a)    which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 (or any successor rule) of the General Rules and Regulations under the Securities Exchange Act of 1934;
(b)    which such Person or any of its Affiliates or Associates has: (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or (ii) the right to vote pursuant to any agreement, arrangement or underwriting; or
(c)    which are beneficially owned, directly or indirectly, within the meaning of such Rule 13d-3 (or successor rule) by any other Person with which such first mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.
5.    “Public Stockholders” shall mean those holders of shares of stock of the Corporation who or which are not Substantial Stockholders.
6.    “Continuing Director” shall mean: (a) any member of the Board of Directors of the Corporation who is unaffiliated with the Substantial Stockholder who is a party to the Business Combination and who was first elected or appointed to the Board prior to the date as of which such Substantial Stockholder became a Substantial Stockholder; and (b) any successor thereto who is unaffiliated with such Substantial Stockholder and who was named to succeed such member of the Board by a majority of the Continuing Directors then on the Board, whether or not a quorum.
7.    “Affiliate” and “Associate” shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1984.
8.    “Fair Market Value” shall mean: (a) in the case of stock, the highest closing sale price during the thirty (30)-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange Composite Tape, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the thirty (30)-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (b) in the case of stock of any class or series which is not traded on any securities exchange or in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such stock or property, as the case may be, on the date in question as determined by a majority of the Continuing Directors in good faith.

D.    A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article SEVENTH, including without limitation:
1.    the number of Voting Shares beneficially owned by any Person, and whether such Person is a Substantial Stockholder;
2.    whether a Person is an Affiliate or Associate of another;
3.    whether the requirements of section 3 of subparagraph B of this Article SEVENTH have been met with respect to any Business Combination;
4.    whether the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary thereof in any Business Combination has an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more;
5.    whether a Person has an agreement, arrangement or understanding with another as to matters referred to in sections 4(b) and (c) of subparagraph C; and
6.    the Fair Market Value of property, securities or other consideration (other than cash) to be received by holders of shares of stock of the Corporation.
The good faith determination of a majority of the Continuing Directors on such matters shall be binding and conclusive for purposes of this Article SEVENTH.
E.    Nothing contained in this Article SEVENTH shall be construed to relieve the Board of Directors or any Substantial Stockholder from any fiduciary obligation imposed by law.
F.    Notwithstanding any other provision in this Certificate of Incorporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by applicable law, this Certificate of Incorporation or the By-Laws of the Corporation), any amendment, alteration, change or repeal of this Article SEVENTH shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; provided, however, that if there is a Substantial Stockholder, such sixty-six and two-thirds percent (66 2/3%) vote must include the affirmative vote of at least fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors held by stockholders other than the Substantial Stockholder; and provided further, that such sixty-six and two-thirds percent (66 2/3%) vote shall not be required for any amendment, alteration, change or repeal of this Article SEVENTH recommended to the stockholders of the Corporation by majority vote of the Continuing Directors or, in the event that there is no Substantial Stockholder at the time such amendment, alteration, change or repeal is under consideration, by majority vote of the Board of Directors.
EIGHTH: A. No director or officer of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of: (i) a director or an officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or to its stockholders; (ii) a director or an officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the General Corporation Law of the State of Delaware; (iv) a director or an officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of subparagraph A of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so

amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.
B.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (specifically including employee benefit plans), against all loss, liability, expenses (specifically including attorneys’ fees), judgments, fines (specifically including any excise taxes assessed on a person with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
C.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (specifically including employee benefit plans), against all loss, liability and expenses (specifically including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation.
D.    To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in connection with any action, suit or proceeding referred to in Paragraph B and C of this Article EIGHTH or in connection with any claim, issue or matter therein, he shall, notwithstanding anything to the contrary in this Article EIGHTH, be indemnified against expenses (specifically including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
E.    Any indemnification under Paragraph B or C of this Article EIGHTH shall be made by the Corporation upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in said Paragraph B and C. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders.
F.    Expenses incurred by a director or officer of the Corporation in defending an action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation, whether under this Article EIGHTH or otherwise. Such expenses incurred by other employees and agents of the Corporation may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
G.    The indemnification and advancement of expenses provided by or granted pursuant to this Article EIGHTH shall not be deemed exclusive of any other rights to which a director, officer, employee or agent of the Corporation seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or of disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Corporation may, by motion of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the indemnification of directors and officers contained in this Article EIGHTH. The indemnification and advancement of expenses provided by or granted pursuant to this Article EIGHTH shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.
H.    The Corporation shall have the power to purchase and to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (specifically including employee benefit plans) against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article EIGHTH.
I.    For purposes of this Article EIGHTH: (i) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall conclusively be deemed to have acted in a manner “not opposed to the best interests of the Corporation”; (ii) a director who acted in good faith and who, in addition to considering the short-term interests of the Corporation’s stockholders, shall have considered the long-term interests of the Corporation’s stockholders, the interests of the Corporation’s employees, suppliers, creditors and customers and community and societal considerations in making any decision shall conclusively be deemed to have acted in a manner “not opposed to the best interests of the Corporation”; and (iii) a person shall not be deemed to have had “reasonable cause to believe that his conduct was unlawful” unless that person shall, with respect to the conduct in question, have acted in knowing, willful or reckless violation of the law.
NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing (and notwithstanding the fact that a lesser percentage may be specified by applicable law, this Certificate of Incorporation or the By-Laws of the Corporation), any amendment, alteration, change or repeal of Articles FIFTH or SIXTH of this Certificate of Incorporation or of subparagraph B of Article FOURTH of this Certificate of Incorporation or of this Article NINTH shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; provided, however, that if there is a Substantial Stockholder (as defined in Article SEVENTH), such sixty-six and two-thirds percent (66 2/3%) vote must include the affirmative vote of at least fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors held by stockholders other than the Substantial Stockholder; and provided further, that such sixty-six and two-thirds percent (66 2/3%) vote shall not be required for any amendment, alteration, change or repeal of Articles FIFTH or SIXTH of this Certificate of Incorporation or of subparagraph B of Article FOURTH of this Certificate of Incorporation or of this Article NINTH recommended to the stockholders of the Corporation by majority vote of the Continuing Directors (as defined in Article SEVENTH) or, in the event that there is no Substantial Stockholder (as defined in Article SEVENTH) at the time such amendment, alteration, change or repeal is under consideration, by majority vote of the Board of Directors; and provided further, that Article SEVENTH of this Certificate of Incorporation shall only be amended, altered, changed or repealed as provided in subparagraph F of said Article SEVENTH.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 1st day of May, 2024, pursuant to Section 245 of the General Corporation Law of the State of Delaware.
CARLISLE COMPANIES INCORPORATED
By:    /s/ Scott C. Selbach
Scott C. Selbach Executive Vice President, Secretary and General Counsel